Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2025 Fourth-Quarter & Full-Year Results;
Delivers Full Year 2025 Reported Diluted EPS of $7.26 compared to $4.52 in 2024 and Adjusted Diluted EPS of $7.54, Representing Growth of 14.8%, and 14.2% on a Currency-Neutral Basis;
Provides 2026 - 2028 Growth Targets

STAMFORD, CT, February 6, 2026 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2025 fourth quarter results.1
"We achieved another remarkable year of results in 2025, with a fifth consecutive year of volume growth, net revenues surpassing $40 billion, including close to $17 billion from our smoke-free business, and very good operating margin expansion," said Jacek Olczak, Group CEO PMI.
"With excellent results in 2024 and 2025, we have delivered our three-year CAGR targets on operating income and EPS in just two years. With another strong performance expected in 2026, we are on track to outperform our 2024-2026 growth algorithm. This again demonstrates our ability to create sustainable value for our shareholders as we renew our growth targets for 2026-2028."

Results Highlights
•Smoke-free business (SFB): Our smoke-free business delivered a strong performance, with full-year shipment volumes up by 12.8%, net revenues growing by 15.0% (14.1% organically) and gross profit increasing by 20.3% (18.7% organically). Our smoke-free business accounted for 41.5% of our total net revenues, and nearly 43% of total gross profit (up by 2.8pp and 3.2pp respectively vs. full-year 2024). Our smoke-free products (SFP) are now available in 106 markets, with over 43 million estimated adult consumers (up by around 4.5 million versus December 2024). In the fourth quarter, we delivered 12.0% net revenue growth (8.6% organically), 12.2% gross profit growth (8.3% organically) while achieving a key milestone with over 50% of net revenues generated by the smoke-free business in 3 of our 4 regions. On full-year basis, we reached the same milestone in 27 markets, including 8 markets where we exceeded 75%.
•Heat-not-burn SFP: IQOS continued to drive the growth of the global category, where PMI holds approximately 76% volume share. We strengthened the overall position of IQOS (gaining 1pp of the combined cigarette and HTU industry volumes in the fourth quarter to reach 9.6%) as the second largest nicotine ‘brand’ in markets where present, with the #1 volume share position in 13 markets. HTU adjusted in-market sales (IMS) volume growth, which excludes the net impact of estimated distributor and wholesaler inventory movements, accelerated to 12% in the fourth quarter and increased by an estimated 10.5% for the full-year, broadly in line with shipment growth.
•In Japan, PMI HTU adjusted IMS grew by an estimated 7.0% for the full year and 5.8% in the fourth quarter. IQOS continues to hold close to 70% of heat-not-burn category volume, notwithstanding intensifying competition. IQOS HTU adjusted market share of total nicotine increased by 2.0pp to 32.6% in the fourth
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated February 6, 2026, and here.

quarter. In December, the overall HTU category exceeded 50% of total nicotine offtake share at the national level, including 19 out of 20 major cities and 16 prefectures.
•In Europe, with continuous brand equity investment and innovation, IQOS HTU adjusted IMS grew by an estimated 8.6% for the full year with an acceleration in the fourth quarter to 10.3% and IQOS HTU adjusted market share up by 1.5pp to 12.0%. Another year of dynamic adjusted IMS growth was led by Italy's return to double-digit performance, which was also delivered in many other markets, notably Germany, Greece, Romania and Spain.
•Outside Europe and Japan, adjusted IMS grew strongly in the fourth quarter and offtake share increased in key cities across the globe, including Mexico City, Jakarta, Riyadh, Kuala Lumpur, Cairo and Manila. In Taiwan, the recent launch of IQOS delivered very promising early results.
•Oral SFP: Full-year shipment volume increased by 18.5% (up 7.3% in Q4) in pouch or pouch equivalents, fueled by nicotine pouches, which grew by nearly 37% in the U.S., and over 35% in international markets, despite some snus volume declines in the Nordics.
•In the U.S., nicotine pouches account for a high single-digit percentage of total industry volumes and remain the fastest growing nicotine category. ZYN, with a premium price positioning, continued to lead the category with around two-thirds value share in 2025. Supported by a wide range of commercial activities to further enhance the equity and presence of the brand, ZYN shipment volume in the fourth quarter reached 196 million cans, an increase of over 19%, whilst offtake volume grew 23% as estimated by Nielsen. Full-year ZYN shipment volumes reached 794 million cans.
•The international nicotine pouch business continues to expand, with ZYN now available in 55 markets and growth fueled by strong market share gains of this dynamically growing category. Our focus remains on switching legal-age smokers with a relevant product portfolio, including 1.5mg variants which are now available in around two thirds of ZYN markets.
•E-vapor SFP: VEEV continued to accelerate its increasingly profitable growth, and is now available in 47 markets. Shipment volumes more than doubled on a full-year basis, notably driven by Europe and Indonesia. Within the closed pods segment, VEEV holds the #1 volume share position in 8 markets, and is gaining significant market share, sourcing primarily from legal-age consumers of other vaping products and adult smokers. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner.
•Combustibles: Notwithstanding expected lower volumes, full-year net revenues grew by 2.5% (1.8% organically) driven by strong pricing, partly offset by geographic mix. Together with productivity improvements, this resulted in gross profit growth of 5.2% (4.4% organically). In the fourth quarter net revenues grew by 3.2% (up 0.3% organically) with gross profit up by 5.5% (2.8% organically) and Marlboro reaching a record high 11.0% category share. Our overall cigarette category share was slightly lower for the full-year, predominantly due to Turkey.
•Dividend: Declared regular quarterly dividend of $1.47 per share, or an annualized $5.88 per share.

Full-Year 2025 Performance Highlights

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	786.5	179.1	155.1	20.7	3.3	607.4
vs. FY 2024	1.4%	12.8%	11.0%	18.5%	+100%	(1.5)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$40.6	$16.9	$23.8
reported vs. FY 2024	7.3%	15.0%	2.5%
organic vs. FY 2024	6.5%	14.1%	1.8%

Gross Profit ($ bn)	$27.3	$11.7	$15.6
reported vs. FY 2024	11.1%	20.3%	5.2%
organic vs. FY 2024	10.1%	18.7%	4.4%

Operating Income ($ bn)	$14.9
reported vs. FY 2024	11.1%
organic vs. FY 2024	10.6%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$7.26	$(0.28)	$7.54	$0.04	$7.50
vs. FY 2024	60.6%		14.8%		14.2%

Fourth-Quarter 2025 Performance Highlights

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	193.8	44.3	38.4	5.0	1.0	149.4
vs. Q4 2024	0.1%	8.5%	7.5%	7.3%	91.4%	(2.2)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$10.4	$4.4	$6.0
reported vs. Q4 2024	6.8%	12.0%	3.2%
organic vs. Q4 2024	3.7%	8.6%	0.3%

Gross Profit ($ bn)	$6.8	$2.9	$3.9
reported vs. Q4 2024	8.3%	12.2%	5.5%
organic vs. Q4 2024	5.1%	8.3%	2.8%

Operating Income ($ bn)	$3.4
reported vs. Q4 2024	3.5%
organic vs. Q4 2024	4.5%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$1.37	$(0.33)	$1.70	$0.01	$1.69
vs. Q4 2024	+100%		9.7%		9.0%
2 One milliliter of e-vapor liquid equivalent to 10 units; 2024 volume of e-vapor in billions of units: Q1 0.3, Q2 0.4, Q3 0.5, Q4 0.5
3 For a list of adjusting items refer to additional information section of this release
Note: Sums might not foot to total due to rounding.

2026 Full-Year Forecast

	Full-Year
	2026 Forecast			2025	Growth

Reported Diluted EPS	$7.87	-	$8.02	$ 7.26
Adjustments:
Restructuring charges(1)	—			0.14
Impairment of goodwill and other intangibles	—			0.03
Amortization of intangibles	0.51			0.50
Germany excise tax classification litigation charge	—			0.10
RBH (Canada) Plan Implementation, including dividend income, net	—			(0.10)
Impairment of Wellness business related equity investment	—			0.09
Loss on expected sale of consumer accessories and other businesses	—			0.06
Income tax impact associated with Swedish Match AB financing	—			(0.25)
Fair value adjustment for equity security investments	—			(0.18)
Tax items	—			(0.11)
Total Adjustments	0.51			0.28
Adjusted Diluted EPS	$8.38	-	$8.53	$ 7.54	11.1%	-	13.1%
Less: Currency	0.27
Adjusted Diluted EPS, excluding currency	$8.11	-	$8.26	$ 7.54	7.5%	-	9.5%
(1) 2025 amount reflects pre-tax restructuring charges of $241 million ($222 million net of income tax) with respect to manufacturing footprint optimization in Germany
Reported diluted EPS is forecast to be in a range of $7.87 to $8.02, at prevailing exchange rates, versus reported diluted EPS of $7.26 in 2025. Excluding a total 2026 adjustment of $0.51 per share, this forecast represents a projected increase of 11.1% to 13.1% versus adjusted diluted EPS of $7.54 in 2025. Also excluding a favorable currency impact of $0.27, at prevailing exchange rates, this forecast represents a projected increase of 7.5% to 9.5% versus adjusted diluted EPS of $7.54 in 2025, as outlined in the above table.
2026 Full-Year Forecast Assumptions
This forecast assumes:
~~•~~An estimated total international industry volume decline of around 2% for cigarettes and HTUs, excluding China and the U.S.;
•Broadly stable total PMI cigarette and SFP shipment volume, with high-single digit SFP shipment volume growth, and a cigarette shipment volume decline of around 3%, including the impact of weaker industry volume in India and Mexico, and the ongoing recovery of our business in Turkey;
•Net revenue growth of 5% to 7% on an organic basis;
•Organic operating income growth of 7% to 9%;
•Full-year amortization of acquired intangibles of $0.51 per share;
•Broadly stable net financing costs;
•An effective tax rate, excluding discrete tax events, of around 21.5%;
•Operating cash flow around $13.5 billion at prevailing exchange rates, subject to year-end working capital requirements;

•Capital expenditures of $1.4 to $1.6 billion, predominantly due to investments supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we target a ratio of close to 2.0x by the end of 2026, at prevailing exchange rates;
•No share repurchases; and
•First quarter adjusted diluted EPS of $1.80 to $1.85, including an estimated favorable currency impact of 14 cents at prevailing exchange rates.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2026 - 2028 Growth Targets
Following strong full-year results in 2024 and 2025 coupled with another strong performance expected in 2026, we are on track to deliver at or above the top end of our 2024 to 2026 compound annual growth ranges announced on September 28th, 2023.
Today, the company provides 2026 to 2028 compound annual growth targets of:
–6% to 8% for net revenues, on an organic basis, with SFP volume growth of high single-digit to low-teens driving total shipment volume growth;
–8% to 10% for operating income, on an organic basis; and
–9% to 11% for adjusted diluted EPS, excluding currency, assuming current corporate income tax rates and no share repurchases.

New Segment Reporting
With our smoke-free business now operating at scale across our regions, including substantial growth from our U.S. business, PMI has implemented an evolved organizational model with two primary business units: International and U.S. The updated organizational structure is designed to enhance our agility and to support our journey to become a smoke-free company under the leadership of Jacek Olczak, Group CEO PMI. This change was implemented effective January 1, 2026, and as a result PMI realigned its reportable segments accordingly. The four geographic segments have been replaced with three new reportable segments: International Smoke-Free, International Combustibles, and U.S. As of the first quarter of 2026, our reporting will reflect these changes. The company plans to disclose select historical financial information for the 2023 to 2025 period based on the new reportable segments before the end of the first quarter.

Conference Call
A conference call hosted by Jacek Olczak, Group CEO PMI, and Emmanuel Babeau, Group Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on February 6, 2026. The webcast can be accessed here.

Investor Relations:	Media:
Email: InvestorRelations@pmi.com	Email: Corey.Henry@pmi.com
Stamford, CT: +1 (203) 905 2413	Stamford, CT: +1 (203) 905 2410
Lausanne: +41 582 424 500

Fourth-Quarter 2025 Operating Review

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	9,706	4,143	2,868	1,434	1,261
Price	285	158	240	13	(126)
Volume/Mix	73	54	(54)	1	72
Other	(3)	—	(1)	—	(2)
Acquisitions & Divestitures	(44)	(44)	—	—	—
Currency	345	287	56	(23)	25
2025	10,362	4,598	3,109	1,425	1,230
vs. Q4 2024	6.8%	11.0%	8.4%	(0.6)%	(2.5)%
Organic growth	3.7%	5.1%	6.5%	1.0%	(4.4)%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	3,259	1,750	806	574	129
Price	285	158	240	13	(126)
Volume/Mix	75	30	26	(46)	65
Cost/Other	(289)	(184)	(60)	30	(75)
Acquisitions & Divestitures	3	3	—	—	—
Currency	40	153	(71)	(57)	15
2025	3,373	1,910	941	514	8
vs. Q4 2024	3.5%	9.1%	16.7%	(10.5)%	(93.8)%

Adjustments*	(349)	(146)	(4)	(1)	(198)
2025 Adjusted OI	3,722	2,056	944	515	207
vs. Q4 2024	5.8%	14.5%	16.5%	(10.4)%	(38.9)%
Organic growth	4.5%	5.8%	25.3%	(0.5)%	(43.4)%

2024 Adjusted OI Margin	36.3%	43.3%	28.2%	40.1%	26.9%
2025 Adjusted OI Margin	35.9%	44.7%	30.4%	36.1%	16.8%
vs. Q4 2024	(0.4)pp	1.4pp	2.2pp	(4.0)pp	(10.1)pp
Organic growth	0.3pp	0.3pp	5.0pp	(0.6)pp	(11.0)pp
(*) For a list of adjusting items refer to additional information section of this release or Schedule 9 in Exhibit 99.2 to the Form 8-K dated February 6, 2026.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	38,398	16,289	9,236	12,681	192
vs. Q4 2024	7.5%	7.2%	9.6%	6.2%	28.0%
Cigarettes	149,426	36,891	85,640	10,219	16,676
vs. Q4 2024	(2.2)%	(3.9)%	(0.2)%	(10.5)%	(2.9)%
Total	187,824	53,180	94,876	22,900	16,868
vs. Q4 2024	(0.4)%	(0.8)%	0.7%	(2.0)%	(2.6)%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	217.0	11.7	6.3	1.0	198.0
vs. Q4 2024	18.1%	(13.5)%	63.2%	(22.7)%	19.9%
Snus	51.9	48.5	—	2.9	0.5
vs. Q4 2024	(10.8)%	(15.6)%	—	—	(32.6)%
Moist Snuff	31.2	—	—	—	31.2
vs. Q4 2024	(2.5)%	—	—	—	(2.5)%
Other Oral SFP	0.5	0.5	—	—	—
vs. Q4 2024	(22.6)%	(22.6)%	—	—	—
Total	300.5	60.7	6.3	3.9	229.7
vs. Q4 2024	9.5%	(15.3)%	63.2%	+100%	16.1%
Note: U.S. travel retail volumes of approximately 3.7m nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. Refer to additional information section of this release for shipments in pouch or pouch equivalents. "-" indicates volume below 0.1 million cans

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs was broadly stable.
•PMI's shipment volume was flat with SFP volumes up by 8.5%, offset by a cigarette volume decline of 2.2%, predominantly driven by Europe and East Asia, Australia and PMI Global Travel Retail regions.
•Net revenues increased by 3.7% on an organic basis, mainly reflecting: a favorable pricing variance due to higher combustible tobacco pricing; and favorable volume/mix driven by higher SFP volume, notwithstanding lower volumes and unfavorable mix for cigarettes. As expected, the net revenue growth rate was below the full-year, notably due to the shipment and phasing factors outlined previously.
•Adjusted operating income increased by 4.5% on an organic basis, mainly reflecting the same factors as for net revenues, partly offset by higher marketing, administration and research costs.

Europe
•The estimated industry volume for cigarettes and HTUs decreased by 3.6% to 126.4 billion units, with a 5.0% decrease for cigarettes and continued HTU growth. Markets with notable decreases include Poland (down by 15.4%), Ukraine (down by 16.5%), and France (down by 9.4%), partly offset by Bulgaria (up by 8.3%), Germany (up by 1.7%), and Serbia (up by 6.4%).
•PMI's shipment volume decreased by 0.4% with cigarettes down by 3.9% and SFP up by 7.6%.
•Oral SFP shipments decreased, primarily driven by lower snus volume due to inventory movements. Nicotine pouch shipment volume declined against a strong prior year comparator in the Nordics, notwithstanding a very strong performance in other markets.
•Net revenues increased by 5.1% on an organic basis, reflecting: a favorable pricing variance predominantly driven by higher combustible tobacco pricing; and favorable volume/mix driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 5.8% organically, mainly due to the same factors as for net revenue, partly offset by higher marketing, administration and research costs.

SSEA, CIS & MEA
•The estimated industry volume for cigarettes and HTUs increased by 2.0% to 402.0 billion units, mainly due to India (up by 11.1%) and Turkey (up by 4.6%), partly offset by Saudi Arabia (down by 11.3%).
•PMI's shipment volume increased by 0.8% with SFP up by 10.1% and cigarettes down by 0.2%.
•PMI's HTU adjusted IMS volume increased by an estimated 20.4% with strong growth across the region.
•Net revenues increased by 6.5% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; partly offset by unfavorable volume/mix driven by unfavorable cigarette mix notably due to the below mentioned commercial model change in Indonesia.
•A change in our commercial model for the below tier-one cigarette segment in Indonesia in the fourth quarter of 2024 resulted in lower net revenue growth, with no meaningful impact on operating income.
•Adjusted operating income increased by 25.3% on an organic basis, mainly reflecting a favorable price variance, predominantly driven by higher combustible tobacco pricing, partly offset by higher marketing, administration and research costs.

East Asia, Australia & PMI Global Travel Retail
•The estimated industry volume for cigarettes and HTUs, excluding China, decreased by 2.1% to 79.3 billion units, with HTU growth more than offset by decrease in cigarettes. Notable decreases in South Korea (down by 8.0%) and Australia (down by 60.6%) were partly offset by Global Travel Retail (up by 5.6%) and Taiwan (up by 6.2%).
•PMI's shipment volume decreased by 1.7% with SFP up by 6.7% and cigarettes down by 10.5%.
•PMI's HTU adjusted in-market sales volume increased by an estimated 8.9%.
•Net revenues increased by 1.0% on an organic basis, primarily reflecting: a favorable price variance, predominantly due to higher combustible tobacco pricing.
•Adjusted operating income decreased by 0.5% organically due to unfavorable volume/mix driven by lower cigarette volume, partly offset by lower costs and favorable price variance.

Americas
•The estimated industry volume for cigarettes and HTUs, excluding the U.S., decreased by 1.9% to 49.1 billion units, driven by a decrease in the cigarette market. The decrease was mainly due to Canada (down by 13.8%) and Argentina (down by 4.0%), partly offset by Brazil (up by 0.8%).
•PMI's shipment volume increased by 0.1% with SFP up by 15.6% and cigarettes down by 2.9%.
•Oral SFP shipments increased by 16.1% to 230 million cans, predominantly driven by ZYN nicotine pouches in the U.S.
•Net revenues decreased by 4.4% organically, predominantly driven by the U.S., with an unfavorable price comparison to low levels of ZYN promotional activity in the prior year, partly offset by favorable volume/mix due to higher ZYN volume.
•Adjusted operating income decreased by 43.4% on an organic basis. While U.S. nicotine pouches retained gross margins superior to our international SFP business, this decrease primarily reflects the same factors as for net revenues; and higher marketing, administration and research costs, including further investments in our U.S. capabilities and organization.

Full-Year 2025 Operating Review

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	37,878	15,690	11,261	6,393	4,534
Price	1,536	805	836	81	(186)
Volume/Mix	920	258	(146)	211	597
Other	23	—	36	—	(13)
Acquisitions & Divestitures	(170)	(170)	—	—	—
Currency	461	528	64	(53)	(78)
2025	40,648	17,111	12,051	6,632	4,854
vs. FY 2024	7.3%	9.1%	7.0%	3.7%	7.1%
Organic growth	6.5%	6.8%	6.4%	4.6%	8.8%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	13,402	6,547	3,429	2,878	548
Price	1,536	805	836	81	(186)
Volume/Mix	1,084	127	186	224	547
Cost/Other	(1,371)	(710)	(326)	31	(366)
Acquisitions & Divestitures	87	56	31	—	—
Currency	154	340	(60)	(88)	(38)
2025	14,892	7,165	4,096	3,126	505
vs. FY 2024	11.1%	9.4%	19.5%	8.6%	(7.8)%

Adjustments*	(1,536)	(745)	(15)	(3)	(774)
2025 Adjusted OI	16,428	7,909	4,111	3,129	1,279
vs. FY 2024	11.8%	13.3%	17.7%	8.6%	(4.3)%
Organic growth	10.6%	8.5%	18.6%	11.7%	(1.4)%

2024 Adjusted OI Margin	38.8%	44.5%	31.0%	45.1%	29.5%
2025 Adjusted OI Margin	40.4%	46.2%	34.1%	47.2%	26.3%
vs. FY 2024	1.6pp	1.7pp	3.1pp	2.1pp	(3.2)pp
Organic growth	1.4pp	0.7pp	3.5pp	3.0pp	(2.8)pp
(*) For a list of adjusting items refer to additional information section of this release or Schedule 10 in Exhibit 99.2 to the Form 8-K dated February 6, 2026.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	155,133	59,322	32,318	62,768	725
vs. FY 2024	11.0%	10.5%	13.1%	10.3%	16.6%
Cigarettes	607,367	153,758	347,293	45,709	60,607
vs. FY 2024	(1.5)%	(5.5)%	0.7%	(4.1)%	(1.7)%
Total	762,500	213,080	379,611	108,477	61,332
vs. FY 2024	0.8%	(1.5)%	1.7%	3.8%	(1.5)%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	879.6	54.2	22.9	4.7	797.9
vs. FY 2024	36.6%	11.0%	99.9%	99.2%	37.2%
Snus	227.9	212.0	—	13.4	2.4
vs. FY 2024	(4.9)%	(10.4)%	—	—	(18.1)%
Moist Snuff	129.8	—	—	—	129.8
vs. FY 2024	(3.5)%	—	—	—	(3.5)%
Other Oral SFP	2.6	2.6	—	—	—
vs. FY 2024	(22.9)%	(23.4)%	—	—	—
Total	1,240.0	268.8	22.9	18.1	930.2
vs. FY 2024	21.4%	(6.9)%	99.9%	+100%	29.4%
Note: U.S. travel retail volumes of approximately 11.9m nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. Refer to additional information section of this release for shipments in pouch or pouch equivalents. "-" indicates volume below 0.1 million cans

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs was broadly stable, with a 1.1% decrease for cigarettes, largely offset by 10.2% growth of HTUs.
•PMI's shipment volume increased by 1.4% with smoke-free volumes up by 12.8%. All SFP categories grew strongly, and cigarette volume declined by 1.5%.
•Net revenues increased organically by 6.5%, mainly reflecting: a favorable pricing variance due to higher combustible tobacco pricing; and favorable volume/mix, driven by higher SFP volume, notwithstanding unfavorable mix and lower volumes for cigarettes.
•Adjusted operating income increased by 10.6% organically, reflecting: the same factors as for net revenues; partly offset by marketing, administration and research costs.

Europe
•PMI's shipment volume decreased by 1.0% with cigarettes down by 5.5% and SFP up by 10.9%.
•Net revenues increased organically by 6.8%, reflecting: a favorable price variance, predominantly due to higher combustible tobacco pricing; and favorable volume/mix, driven by higher SFP volume, notwithstanding lower volumes and unfavorable mix for cigarettes. Our Aspeya wellness business also grew organic net revenues strongly.
•Adjusted operating income increased by 8.5% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

SSEA, CIS & MEA
•PMI's shipment volume increased by 1.7% with SFP up by 14.1% and cigarettes up by 0.7%.
•Net revenues increased organically by 6.4%, mainly reflecting: a favorable price variance, predominantly driven by combustible tobacco pricing; while unfavorable cigarette mix, due to the commercial model change in Indonesia, was largely offset by higher cigarette and SFP volume.
•Adjusted operating income increased by 18.6% on an organic basis, mainly reflecting: a favorable price variance as well as higher cigarette and SFP volume, partly offset by higher marketing, administration and research costs as well as manufacturing costs (notably tobacco leaf).

East Asia, Australia & PMI Global Travel Retail
•PMI's shipment volume increased by 4.1% with SFP up by 11.0% and cigarettes down by 4.1%.
•Net revenues increased 4.6% organically, predominantly due to: favorable volume/mix, driven by SFP volume; coupled with favorable price variance, driven by higher combustible tobacco pricing.
•Adjusted operating income increased 11.7% organically, reflecting the same factors as for net revenues.

Americas
•PMI's shipment volume increased by 3.1% with SFP up by 27.7% and cigarettes down by 1.7%.
•Net revenues increased 8.8% organically with favorable volume/mix, driven by SFP volume, and an unfavorable U.S. price variance partly offset by cigarette pricing outside of the U.S.
•Adjusted OI decreased by 1.4% organically, reflecting the same factors as for net revenues, more than offset by higher marketing, administration and research costs as well as manufacturing costs.

Additional Information

Fourth-Quarter			Full-Year
2025	2024		2025	2024
$ 1.37	$ (0.38)	Reported Diluted EPS	$ 7.26	$ 4.52
0.01	0.01	Restructuring charges	0.14	0.10
—	—	Impairment of goodwill and other intangibles	0.03	0.01
0.13	0.11	Amortization of intangibles	0.50	0.40
—	1.49	Impairment related to the RBH equity investment	—	1.49
—	0.05	Megapolis localization tax impact	—	0.05
(0.01)	0.14	Income tax impact associated with Swedish Match AB financing	(0.25)	0.14
—	—	Egypt sales tax charge	—	0.03
—	—	Loss on sale of Vectura Group	—	0.13
0.06	—	Loss on expected sale of consumer accessories and other businesses	0.06	—
—	—	Germany excise tax classification litigation charge	0.10	—
—	—	RBH (Canada) Plan Implementation, including dividend income, net	(0.10)	—
—	—	Impairment of Wellness business related equity investment	0.09	—
0.14	0.13	Fair value adjustment for equity security investments	(0.18)	(0.27)
—	—	Tax items	(0.11)	(0.03)
$ 1.70	$ 1.55	Adjusted Diluted EPS	$ 7.54	$ 6.57
0.01		Less: Currency	0.04
$ 1.69	$ 1.55	Adjusted Diluted EPS, excluding Currency	$ 7.50	$ 6.57

Fourth-Quarter			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 10,362	$ 9,706	6.8%	3.7%	656	345	(44)	285	73	(3)
Cost of Sales(1)	(3,560)	(3,423)	(4.0)%	(1.0)%	(137)	(131)	27	—	2	(35)
Marketing, Administration and Research Costs(2)	(3,429)	(3,024)	(13.4)%	(8.3)%	(405)	(174)	20	—	—	(251)
Operating Income	$ 3,373	$ 3,259	3.5%	2.2%	114	40	3	285	75	(289)
Restructuring charges	2	(12)	+100%	+100%	14	—	—	—	—	14
Amortization of intangibles	(257)	(247)	(4.0)%	(4.0)%	(10)	—	—	—	—	(10)
Loss on sale of Vectura Group	—	(1)	+100%	+100%	1	—	—	—	—	1
Loss on expected sale of consumer accessories and other businesses	(94)	—	—%	—%	(94)	—	—	—	—	(94)
Adjusted Operating Income	$ 3,722	$ 3,519	5.8%	4.5%	203	40	3	285	75	(200)

Adjusted Operating Income Margin	35.9%	36.3%	(0.4)pp	0.3pp
(1) Includes $6 million in 2025 and $5 million in 2024 related to the special items below.
(2) Includes $343 million in 2025 and $255 million in 2024 related to the special items below.

Full-Year			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 40,648	$ 37,878	7.3%	6.5%	2,770	461	(170)	1,536	920	23
Cost of Sales (1)	(13,366)	(13,329)	(0.3)%	—%	(37)	(194)	155	—	164	(162)
Marketing, Administration and Research Costs (2)	(12,349)	(11,147)	(10.8)%	(10.7)%	(1,202)	(113)	102	—	—	(1,191)
Impairment of Goodwill	(41)	—	—%	—%	(41)	—	—	—	—	(41)
Operating Income	$ 14,892	$ 13,402	11.1%	9.3%	1,490	154	87	1,536	1,084	(1,371)
Restructuring charges	(241)	(180)	(33.9)%	(33.9)%	(61)	—	—	—	—	(61)
Impairment of goodwill and other intangibles	(41)	(27)	(51.9)%	-(100)%	(14)	—	26	—	—	(40)
Amortization of intangibles	(1,003)	(835)	(20.1)%	(23.7)%	(168)	—	30	—	—	(198)
Loss on sale of Vectura Group	—	(199)	+100%	+100%	199	—	—	—	—	199
Egypt sales tax charge	—	(45)	+100%	+100%	45	—	—	—	—	45
Germany excise tax classification litigation charge	(176)	—	—%	—%	(176)	—	—	—	—	(176)
RBH (Canada) Plan implementation	19	—	—%	—%	19	—	—	—	—	19
Loss on expected sale of consumer accessories and other businesses	(94)	—	—%	—%	(94)	—	—	—	—	(94)
Adjusted Operating Income	$ 16,428	$ 14,688	11.8%	10.6%	1,740	154	31	1,536	1,084	(1,065)

Adjusted Operating Income Margin	40.4%	38.8%	1.6pp	1.4pp
(1) Includes $22 million in 2025 and $51 million in 2024 related to the special items below.
(2) Includes $1,473 million in 2025 and $1,235 million in 2024 related to the special items below.
Note: Acq. / Div. variances predominantly due to the sale of Vectura Group Ltd. announced in September 2024

	Fourth-Quarter			Full-Year
	2025	2024	Change (pp)	2025	2024	Change (pp)

Total International Market Share(1)	29.1%	29.2%	(0.1)	29.2%	29.0%	0.2
Cigarettes	23.1%	23.7%	(0.6)	23.4%	23.7%	(0.3)
HTU	6.1%	5.5%	0.6	5.8%	5.3%	0.5

Cigarette over Cigarette Market Share(2)	25.1%	25.6%	(0.5)	25.3%	25.5%	(0.2)
(1) Defined as PMI's cigarette and heated tobacco unit IMS volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette IMS volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

Fourth-Quarter Oral SFP Shipments (m pouch or pouch equivalents)[4]	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	3,341	240	111	20	2,970
vs. Q4 2024	17.2%	(13.8)%	59.1%	(23.4)%	19.9%
Snus	1,096	1,022	—	62	12
vs. Q4 2024	(11.0)%	(15.8)%	—	—	(32.6)%
Moist Snuff	523	—	—	—	523
vs. Q4 2024	(2.4)%	—	—	—	(2.4)%
Other Oral SFP	14	14	—	—	—
vs. Q4 2024	(23.6)%	(23.6)%	—	—	—
Total	4,974	1,276	111	82	3,505
vs. Q4 2024	7.3%	(15.6)%	59.1%	+100%	15.7%
Note: U.S. travel retail volumes of approximately 56m nicotine pouches recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. Refer to quarterly operating review section of this release for shipments in cans. "-" indicates volume below 1 million pouch or pouch equivalents
4

Full-Year Oral SFP Shipments (m pouch or pouch equivalents)[4]	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	13,599	1,112	423	95	11,969
vs. FY 2024	36.0%	9.4%	98.4%	98.4%	37.2%
Snus	4,813	4,467	—	288	58
vs. FY 2024	(5.5)%	(11.1)%	—	—	(18.1)%
Moist Snuff	2,182	—	—	—	2,182
vs. FY 2024	(3.5)%	—	—	—	(3.5)%
Other Oral SFP	74	73	—	—	—
vs. FY 2024	(20.6)%	(21.1)%	—	—	—
Total	20,668	5,652	423	383	14,209
vs. FY 2024	18.5%	(7.8)%	98.4%	+100%	28.6%
Note: U.S. travel retail volumes of approximately 178m nicotine pouches recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. Refer to full-year operating review section of this release for shipments in cans. "-" indicates volume below 1 million pouch or pouch equivalents

4 Oral smoke-free products conversion: (i) nicotine pouches (units): 15 pouches per can in the U.S. and approximately 20 pouches per can outside the U.S.; (ii) snus products: weighted average 21 pouches equivalent per can; (iii) moist snuff products: weighted average 17 pouches equivalent per can; (iv) tobacco bits products: weighted average 30 pouches equivalent per can; (v) chew bags products: weighted average 20 pouches per can.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in over 105 markets, and as of December 31, 2025 PMI estimates they were used by over 43 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for 41.5% of PMI’s full year 2025 total net revenues. Since 2008, PMI has invested over $16 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness areas. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: marketing and regulatory restrictions that could reduce our competitiveness, disrupt our SFP commercialization efforts, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; excise tax increases and discriminatory tax structures; health concerns relating to the use of tobacco and other nicotine-containing products; litigation related to tobacco and/or nicotine products and intellectual property rights; intense competition; inability to anticipate changes in adult consumer preferences; use and reliance on third-parties; the adverse effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; geopolitical instability affecting international trade; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; continued decline of tax-paid cigarettes; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, sustained periods of elevated inflation, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; disruptions in the credit markets or changes to its credit ratings; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as product components for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful, in key markets or systemically, in its efforts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity; if there are prolonged disruptions of facilities used to produce its products; if it is unable to enter new markets or improve its margins through increased prices and productivity gains; if other market participants are more successful in their SFP commercialization efforts; if it is unable to attract and retain the best global talent; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, Quarterly Report on Form 10-Q for the third quarter ended September 30, 2025, and the Form 10-K for the fourth quarter and year ended December 31, 2025, which will be filed later today. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated February 6, 2026, and here. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Fourth-Quarter
Market	Cigarette & HTU Industry Vol. (bn units)			PMI Shipments (bn units)									PMI Volume Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	656.9	656.5	0.1	187.8	188.5	(0.4)	149.4	152.8	(2.2)	38.4	35.7	7.5	29.1	29.2	(0.1)	6.1	5.5	0.6

Europe
France	5.7	6.3	(9.4)	2.4	2.4	1.7	2.4	2.4	2.1	—	—	—	40.7	41.8	(1.1)	0.5	0.6	(0.1)
Germany(3)	16.5	16.2	1.7	6.7	6.6	1.3	5.4	5.4	(1.3)	1.3	1.1	13.5	37.4	38.4	(1.0)	7.7	6.6	1.1
Italy(3)	18.1	17.9	1.1	10.7	10.1	6.1	6.0	6.4	(5.4)	4.7	3.7	25.7	53.9	53.1	0.8	20.1	16.5	3.6
Poland(3)	11.5	13.6	(15.4)	5.4	6.2	(12.5)	4.2	4.8	(11.9)	1.2	1.4	(14.4)	46.8	45.5	1.3	10.9	9.7	1.2
Spain	10.8	11.1	(2.4)	3.2	2.8	14.3	2.9	2.5	16.7	0.4	0.4	(0.8)	30.1	29.6	0.5	3.8	3.5	0.3

SSEA, CIS & MEA
Egypt	23.1	22.5	2.5	6.5	5.4	21.2	6.1	4.9	24.1	0.4	0.5	(10.5)	29.1	24.5	4.6	1.8	1.7	0.1
Indonesia(4)	66.4	65.5	1.4	20.0	20.3	(1.6)	19.5	19.9	(1.9)	0.4	0.4	17.1	30.1	31.0	(0.9)	0.6	0.6	—
Philippines	11.8	11.2	4.7	5.5	5.3	5.3	5.4	5.2	4.4	0.1	0.1	61.0	47.0	46.8	0.2	1.1	0.7	0.4
Russia	56.3	54.8	2.9	16.7	18.0	(7.1)	10.9	12.5	(12.7)	5.8	5.5	5.7	31.1	32.9	(1.8)	9.8	8.7	1.1
Turkey	40.3	38.6	4.6	18.8	20.4	(7.9)	18.8	20.4	(7.9)	—	—	—	46.4	52.9	(6.5)	—	—	—

EA, AU & PMI GTR
Australia	0.5	1.1	(60.6)	0.2	0.4	(50.3)	0.2	0.4	(50.3)	—	—	—	37.1	31.3	5.8	—	—	—
Japan(2)(3)	38.5	38.8	(1.0)	13.3	13.7	(3.0)	3.4	3.9	(12.1)	9.8	9.8	0.7	43.3	41.9	1.4	32.6	30.6	2.0
South Korea	16.2	17.6	(8.0)	3.3	3.4	(2.3)	1.7	2.0	(11.8)	1.6	1.4	10.5	20.7	19.5	1.2	9.9	8.2	1.7

Americas
Argentina	6.9	7.2	(4.0)	4.4	4.5	(2.8)	4.4	4.5	(2.8)	—	—	—	63.3	62.5	0.8	—	—	—
Mexico	9.7	9.6	0.8	5.6	5.6	—	5.5	5.5	(0.8)	0.1	0.1	82.3	57.8	58.2	(0.4)	1.1	0.6	0.5

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total industry and volume share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 2.3 billion units and 2024 includes 0.6 billion units of cigarette shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Full-Year
Market	Cigarette & HTU Industry Vol. (bn units)			PMI Shipments (bn units)									PMI Volume Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	2,586.9	2,596.0	(0.4)	762.5	756.6	0.8	607.4	616.8	(1.5)	155.1	139.7	11.0	29.2	29.0	0.2	5.8	5.3	0.5

Europe
France	23.8	26.1	(8.8)	9.9	10.7	(7.9)	9.7	10.5	(7.6)	0.1	0.2	(29.6)	40.3	41.2	(0.9)	0.5	0.6	(0.1)
Germany(3)	69.3	69.2	0.1	26.2	26.7	(2.0)	21.3	22.4	(5.1)	4.9	4.3	14.6	37.5	38.6	(1.1)	7.2	6.2	1.0
Italy(3)	73.9	73.6	0.4	40.3	39.1	3.1	25.7	27.3	(5.9)	14.6	11.8	23.7	53.6	53.6	—	18.6	16.9	1.7
Poland(3)	51.0	58.0	(12.1)	23.2	25.6	(9.4)	18.2	20.1	(9.9)	5.0	5.4	(7.7)	45.3	43.8	1.5	10.0	9.2	0.8
Spain	43.6	44.4	(1.7)	13.3	12.7	4.9	11.9	11.4	4.1	1.4	1.3	11.9	29.6	29.3	0.3	3.4	2.9	0.5

SSEA, CIS & MEA
Egypt	87.3	82.8	5.5	26.0	23.9	8.9	24.6	22.3	10.1	1.4	1.6	(7.5)	30.0	28.8	1.2	1.9	1.8	0.1
Indonesia(4)	258.7	265.2	(2.4)	79.4	80.8	(1.8)	77.9	79.6	(2.2)	1.5	1.2	23.2	30.7	30.5	0.2	0.6	0.5	0.1
Philippines	46.4	44.9	3.4	22.0	21.1	4.3	21.5	20.8	3.6	0.5	0.3	58.1	47.3	46.9	0.4	1.0	0.7	0.3
Russia	220.6	216.5	1.9	69.8	69.9	(0.1)	49.5	51.4	(3.8)	20.3	18.5	9.9	31.7	32.3	(0.6)	9.3	8.6	0.7
Turkey	160.2	150.5	6.4	74.3	78.2	(4.9)	74.3	78.2	(4.9)	—	—	—	46.4	52.0	(5.6)	—	—	—

EA, AU & PMI GTR
Australia	2.8	5.1	(45.7)	1.0	1.8	(45.2)	1.0	1.8	(45.2)	—	—	—	35.4	34.8	0.6	—	—	—
Japan(2)(3)	150.6	151.1	(0.3)	67.8	64.8	4.7	15.9	16.5	(3.8)	52.0	48.3	7.5	43.0	41.4	1.6	32.1	29.9	2.2
South Korea	68.0	70.5	(3.5)	14.0	14.0	(0.1)	7.5	8.3	(9.3)	6.5	5.7	13.2	20.6	19.9	0.7	9.5	8.1	1.4

Americas
Argentina	26.8	26.4	1.8	17.0	16.4	4.1	17.0	16.4	4.1	—	—	—	63.5	62.1	1.4	—	—	—
Mexico	30.5	31.6	(3.6)	17.6	18.5	(4.8)	17.3	18.3	(5.3)	0.3	0.2	43.2	57.8	58.5	(0.7)	1.0	0.7	0.3

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total industry and volume share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 8.7 billion units and 2024 includes 0.6 billion units of cigarette shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%